Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-65073, 33-06329, 33-116195, 33-126541, and 33-126543 on Form S-8, Registration Statement No. 33-61785 on Form S-8 and S-3 of our reports dated February 23, 2010, relating to the consolidated financial statements and financial statement schedule of Curtiss-Wright Corporation and subsidiaries and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Curtiss-Wright Corporation and subsidiaries for the year-ended December 31, 2009.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey
February 23, 2010